Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

XEROX CORPORATION

and

CONDUENT INCORPORATED

As of                     , 2016

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of                 , 2016, by and between XEROX CORPORATION, a New York corporation (“Parent”), and CONDUENT INCORPORATED, a New York corporation and a wholly owned subsidiary of Parent (“Spinco” and, together with Parent, the “Parties”).

W I T N E S S E T H:

WHEREAS Spinco is a wholly owned subsidiary of Parent and a member of its consolidated group;

WHEREAS, pursuant to an agreement dated as of the date of this Agreement (the “Separation Agreement”), Parent and Spinco have effected or agreed to effect the Separation and the Distribution (together, the “Spin-Off”);

WHEREAS the Parties intend that each step of the Internal Transactions, the Contribution and the Distribution qualify for its Intended Tax Treatment; and

WHEREAS the Parties desire to provide for and agree upon the allocation of liability for Taxes arising prior to, as a result of, and subsequent to the Spin-Off, and to provide for and agree upon certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

Certain Definitions and Other Matters

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Separation Agreement.

“10% Acquisition Transaction” has the meaning set forth in Section 4.07(b).

“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code) of the trade or business described in the Tax Opinion Representations for purposes of satisfying the requirements of Section 355(b) of the Code as it applies to the Distribution with respect to Spinco.

“Adjustment Request” means any formal or informal claim or request made or filed with any Tax Authority for the adjustment, refund, credit or offset of Taxes, including any amended Tax Return claiming adjustment to the Taxes as reported on that Tax Return or, if applicable, to such Taxes as previously adjusted.

“Agreement” has the meaning ascribed to such term in the preamble.

“CFC” means a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or foreign Law).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contribution” means the transfer or deemed transfer of Conduent Assets by Parent to Spinco (in one or more steps) in exchange for Conduent stock (and, if applicable, securities), the assumption of the Conduent Liabilities and cash as part of the Reorganization.

“Cravath” means Cravath, Swaine & Moore LLP.

“Cravath Tax Opinion” means the written opinion of Cravath issued to Parent and dated as of the Distribution Date to the effect that each step of the Internal Transactions, the Contribution and the Distribution should qualify for its Intended Tax Treatment for U.S. Federal income Tax purposes.

“Final Determination” means (i) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD or other similar form, or (ii) the payment of Tax by a Party (or its Subsidiary) that is responsible for payment of that Tax under applicable Law, or the execution of an IRS Form 870 or other similar form, with respect to any item disallowed or adjusted by a Tax Authority, as long as the responsible Party determines that no action should be taken to recoup that payment or file a claim for refund with respect to that item, and the other Party agrees.

“Foreign Reorganization” means the steps of the Spin-Off set forth on Appendix B.

“Indemnifying Party” means a Party from which indemnification is or may be sought under this Agreement.

“Indemnitee” means any Person entitled to indemnification pursuant to this Agreement.

“Indemnity Payment” means an indemnity payment contemplated by any Transaction Agreement.

“Intended Tax Treatment” means, with respect to each step of the Internal Transactions, the Contribution and the Distribution, the Tax consequences set forth for such step on Appendix A.

“IRS” means the U.S. Internal Revenue Service.

“Non-US Spinco Member” means (i) any member of the Spinco Tax Group other than a member that is incorporated, organized or otherwise formed under the laws of the United States or any state thereof or the District of Columbia and (ii) any member of the Spinco Tax Group formed under the laws of the United States or any state thereof or the District of Columbia that is owned, in whole or in part, directly or indirectly, by any member of the Spinco Tax Group described in clause (i).

“Ordinary Course of Business” means an action taken by a Person if that action is taken in the ordinary course of the normal day-to-day operations of that Person.

“Ordinary Taxes” means Taxes other than (i) Transfer Taxes, (ii) Transaction Taxes and (iii) Reorganization Taxes.

“Parent” has the meaning ascribed to such term in the preamble.

“Parent Consolidated Group” means any consolidated, combined, unitary or similar group of which (i) any member of the Parent Tax Group is or was a member and (ii) any member of the Spinco Tax Group is or was a member.

“Parent Tax Group” means (i) Parent, (ii) any Person that is or was a Subsidiary of Parent at any time prior to the Distribution, excluding each member of the Spinco Tax Group, and (iii) any Person that becomes a Subsidiary of Parent at any time after the Distribution.

“Parties” has the meaning ascribed to such term in the preamble.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the Distribution Date.

“Proposed Acquisition Transaction” has the meaning ascribed to such term in Section 4.04(b).

“Protective Section 336(e) Election” means the election to be made pursuant to Section 4.11 of this Agreement.

“Records” has the meaning ascribed to such term in Section 5.01.

“Regulations” means the Treasury Regulations promulgated under the Code.

“Reorganization Tax” means, with respect to each step of the Foreign Reorganization, the aggregate Tax liability (other than liability for Transfer Taxes), as determined by Parent, of the Parent Tax Group and the Spinco Tax Group for such step.

“Restricted Period” has the meaning ascribed to such term in Section 4.04.

“Ruling” means a private letter ruling (including any supplemental ruling) issued by the IRS in connection with the Spin-Off, whether granted prior to, on or after the date hereof.

“Satisfactory Guidance” has the meaning ascribed to such term in Section 4.05(b).

“Section 336(e) Tax Basis” has the meaning ascribed to such term in Section 2.04(d).

“Separation Agreement” has the meaning ascribed to such term in the recitals.

“Spin-Off” has the meaning ascribed to such term in the recitals.

“Spinco” has the meaning ascribed to such term in the preamble.

“Spinco Capital Stock” means (i) all classes or series of stock or other equity interests in Spinco and (ii) all instruments properly treated as stock in Spinco for U.S. Federal income Tax purposes.

“Spinco Tax Group” means (i) Spinco, (ii) any Person that is or was a Subsidiary of Spinco as of the Distribution or at any time prior to the Distribution, (iii) any Person that was a Subsidiary of one or more Persons described in clause (ii) at any time prior to the Distribution and (iv) any Person that becomes a Subsidiary of Spinco at any time after the Distribution but excluding, in the case of clause (ii) or (iii), any Person that is a Subsidiary of Parent immediately after the Distribution.

“Straddle Period” means any taxable period that includes (but does not end on) the Distribution Date.

“Tax” means all forms of taxation or duties imposed by a Governmental Authority, in each case in the nature of a tax, together with any related interest, penalties or other additions to tax.

“Tax Advisor” means a Tax counsel or accountant of recognized national standing in the relevant jurisdiction.

“Tax Asset Value” has the meaning ascribed to such term in Section 2.04(d)(i).

“Tax Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

“Tax Benefit” means any Tax refund or other reduction of Taxes paid or currently payable as a result of a credit or offset or the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis).

“Tax Contest” means an audit, review, examination or other administrative or judicial proceeding, in each case by any Tax Authority.

“Tax Dispute” has the meaning ascribed to such term in Section 5.03.

“Tax Opinions/Rulings” means (i) any Ruling and (ii) any opinion of a Tax Advisor relating to the Spin-Off, including the Cravath Tax Opinion and any opinion issued to allow a party to take actions otherwise prohibited under Section 4.04(a) of this Agreement.

“Tax Opinion Representations” means the representations regarding certain facts in existence at the applicable time made by Parent and Spinco that serve as a basis for the Cravath Tax Opinion.

“Tax Return” means any report of Taxes due, any claims for a refund, credit or offset of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required or permitted to be filed under applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and any amendments or supplements to any of the foregoing.

“Tax Return Preparer” means, with respect to any Tax Return that Parent is responsible for filing under Section 3.01, Parent and, with respect to any Tax Return that Spinco is responsible for filing under Section 3.02, Spinco.

“Transaction Agreements” means this Agreement, the Separation Agreement and any Ancillary Agreement.

“Transaction Tax Allocation Percentage” means, with respect to a Party, the quotient, expressed as a percentage and rounded to two (2) decimal points, of the market capitalization of the Party divided by the sum of the market capitalizations of each Party. The market capitalization of a Party means the product of: (i) the volume-weighted average trading price per share of the common stock of that Party for the twenty (20) consecutive trading days beginning on and following the first trading day following the Distribution Date, as quoted by Bloomberg Financial Services through its “Volume at Price” function, rounded to the nearest whole cent, multiplied by (ii) the arithmetic average of the number of shares of that Party’s common stock outstanding, on a fully diluted basis, on each of such twenty (20) trading days, rounded to two (2) decimal points.

“Transaction Tax Contest” means a Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.

“Transaction Taxes” means all (i) Taxes imposed on Parent, Spinco or any of their respective Subsidiaries resulting from the failure of any step of the Internal Transactions, the Contribution or the Distribution to qualify for its Intended Tax Treatment, (ii) Taxes imposed on any third party resulting from the failure of any step of the Internal Transactions, the Contribution or the Distribution to qualify for its Intended Tax Treatment for which Parent, Spinco or any of their respective Subsidiaries is or becomes liable for any reason and (iii) reasonable, out-of-pocket legal, accounting and other advisory or court fees incurred in connection with liability for Taxes described in clause (i) or (ii).

“Transfer Taxes” means any sales, use, stamp, duty or other transfer Taxes.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unqualified Tax Opinion” has the meaning ascribed to such term in Section 4.05(c).

ARTICLE II

Allocation of Tax Liabilities and Benefits

SECTION 2.01. Indemnity by Parent. From and after the Distribution, Parent shall be liable for, and shall indemnify, save and hold harmless Spinco from, the following Taxes, whether incurred directly by Spinco or indirectly through a member of the Spinco Tax Group, without duplication:

(a) Ordinary Taxes allocated to Parent under Section 2.03;

(b) Transaction Taxes allocated to Parent under Section 2.04;

(c) Reorganization Taxes allocated to Parent under Section 2.05; and

(d) Transfer Taxes allocated to Parent under Section 2.06.

SECTION 2.02. Indemnity by Spinco. From and after the Distribution, Spinco shall be liable for, and shall indemnify, save and hold harmless Parent from, the following Taxes, whether incurred directly by Parent or indirectly through a member of the Parent Tax Group, without duplication:

(a) Ordinary Taxes allocated to Spinco under Section 2.03;

(b) Transaction Taxes allocated to Spinco under Section 2.04;

(c) Reorganization Taxes allocated to Spinco under Section 2.05; and

(d) Transfer Taxes allocated to Spinco under Section 2.06.

SECTION 2.03. Allocation of Ordinary Taxes. (a) For any Pre-Distribution Period:

(i) Ordinary Taxes of Parent and its Subsidiaries that are attributable to the BPO Business shall be allocated to Spinco; and

(ii) all other Ordinary Taxes of Parent and its Subsidiaries shall be allocated to Parent.

The determination of whether Ordinary Taxes of Parent and its Subsidiaries are attributable to the Spinco Business shall be made according to the methodology set forth in Appendix C.

(b) For any Post-Distribution Period:

(i) Ordinary Taxes of Parent and its Subsidiaries shall be allocated to Parent; and

(ii) Ordinary Taxes of Spinco and its Subsidiaries shall be allocated to Spinco.

(c) In the case of any Straddle Period, Taxes shall be allocated between the Pre-Distribution Period and the Post-Distribution Period, in the case of: (i) real, personal and intangible property Taxes, on a daily pro rata basis; and (ii) other Taxes, as if the relevant taxable period ended as of the close of business on the Distribution Date. In the case of any such other Taxes attributable to the ownership of any equity interest in any partnership, other “flowthrough” entity or CFC, such Taxes shall be allocated between the Pre-Distribution Period and the Post-Distribution Period as if the taxable period of such partnership, other “flowthrough” entity or CFC ended as of the close of business on the Distribution Date (whether or not such Taxes arise in a Straddle Period of the applicable owner).

(d) Notwithstanding the foregoing, (i) to the extent Ordinary Taxes of Parent, Spinco or their respective Subsidiaries consist of interest, penalties or other additions to tax that result from any member of the Parent Tax Group’s action or omission in breach of Section 3.05 of this Agreement (except for an action or omission resulting from any member of the Spinco Tax Group’s action or omission in breach of Section 3.04 of this Agreement), such Ordinary Taxes shall be allocated to Parent to such extent and (ii) to the extent any such Ordinary Taxes consist of interest, penalties or other additions to tax that result from any member of the Spinco Tax Group’s action or omission in breach of Section 3.05 of this Agreement (except for an action or omission resulting from any member of the Parent Tax Group’s action or omission in breach of Section 3.04 of this Agreement), such Ordinary Taxes shall be allocated to Spinco to such extent.

SECTION 2.04. Allocation of Transaction Taxes. (a) Transaction Taxes shall be allocated to Spinco to the extent such Transaction Taxes result from:

(i) the failure to be true and correct of any Tax Opinion Representation made by Spinco;

(ii) any action or omission by any member of the Spinco Tax Group in breach of any covenant or agreement contained in any Transaction Agreement;

(iii) any action by Spinco or any of its Affiliates described in Section 4.04, without regard to Section 4.05;

(iv) the direct or indirect acquisition after the Distribution by one or more Persons of stock in Spinco that results in Transaction Taxes as a result of the application of Section 355(a)(1)(B) or Section 355(e) of the Code; or

(v) any other action or omission by any member of the Spinco Tax Group that Spinco knows or reasonably should expect could give rise to Transaction Taxes.

(b) Transaction Taxes shall be allocated to Parent to the extent such Transaction Taxes result from:

(i) the failure to be true and correct of any Tax Opinion Representation made by Parent;

(ii) any action or omission by any member of the Parent Tax Group in breach of any covenant or agreement contained in any Transaction Agreement;

(iii) the direct or indirect acquisition after the Distribution by one or more Persons of stock in Parent that results in Transaction Taxes as a result of the application of Section 355(a)(1)(B) or Section 355(e) of the Code; or

(iv) any other action or omission by any member of the Parent Tax Group that Parent knows or reasonably should expect could give rise to Transaction Taxes.

(c) Notwithstanding clause (a) or (b) of this Section, if a Transaction Tax would be allocated under neither clause (a) nor (b) of this Section or would be allocated under both clauses (a) and (b) of this Section, the Transaction Tax shall be allocated between the Parties in accordance with each Party’s relative Transaction Tax Allocation Percentage.

(d) Notwithstanding any other provision of this Agreement, if the Contribution or Distribution fails to qualify (in whole or in part) for its Intended Tax Treatment and, as a result of such failure, either alone or together with the Protective Section 336(e) Election, Spinco or any member of the Spinco Tax Group realizes an increase in Tax basis (the “Section 336(e) Tax Basis”), Spinco shall make annual payments to Parent in an amount equal to the product of (i) the Tax Asset Value for the applicable taxable year multiplied by (ii) one hundred percent minus the percentage of the Transaction Taxes that resulted from such failure that Spinco paid (either to Parent or directly to the applicable Tax Authority).

(i) For purposes of this Agreement, “Tax Asset Value” for a taxable year means the product of (A)(1) the total depreciation and amortization claimed on any member of the Spinco Tax Group’s U.S. Federal income Tax Return for such taxable year to the extent arising out of the Section 336(e) Tax Basis plus

(2) any portion of the Section 336(e) Tax Basis that is taken into account in determining gain or loss in a taxable transaction and (B) the combined U.S. Federal and state income Tax rate used by Spinco for financial accounting purposes for such taxable year, as adjusted under Section 2.04(d)(ii).

(ii) If any deferred tax asset resulting from any depreciation or amortization described in Section 2.04(d)(i)(A)(1) claimed for the applicable tax year is properly reduced or offset by a valuation allowance in Spinco’s consolidated U.S. financial statements prepared in accordance with GAAP for such taxable year, the Tax Asset Value for such taxable year will be reduced, but not below zero, by the amount of such valuation allowance. If any valuation allowance previously taken into account in the determination of the Tax Asset Value under the previous sentence is released or reduced in Spinco’s consolidated U.S. financial statements prepared in accordance with GAAP for a taxable year, the Tax Asset Value for such taxable year will be increased by an amount equal to the amount of such release or reduction.

(iii) Any payment made pursuant to this paragraph (d) shall be made on or before the date on which Spinco files its U.S. Federal income Tax Return for the applicable taxable year.

(e) Notwithstanding any other provision of this Agreement, if Transaction Taxes are incurred other than as a result of the Contribution or the Distribution failing to qualify (in whole or in part) for its Intended Tax Treatment or Reorganization Taxes are incurred in excess of the amount allocated to Parent under the first sentence of Section 2.05 and, as a result of such Transaction Taxes or Reorganization Taxes, any member of the Parent Tax Group or the Spinco Tax Group actually realizes a Tax Benefit, then the Parties shall make appropriate payments to share the Tax Benefit in the same manner as the Taxes were allocated pursuant to this Agreement (provided that no Tax shall be considered to be allocated to a Party for purposes of computing a payment under this Section 2.04(e) to the extent such other Party owes but has not yet paid any amount in respect of such Tax).

SECTION 2.05. Allocation of Reorganization Taxes. Reorganization Taxes for each step of the Foreign Reorganization shall be allocated to Parent up to the amount set forth for such step on Appendix B. Any excess shall be allocated to Spinco to the extent such excess results from an action or omission by any member of the Spinco Tax Group in breach of Section 4.10 and otherwise shall be allocated between the Parties in accordance with each Party’s relative Transaction Tax Allocation Percentage.

SECTION 2.06. Allocation of Transfer Taxes. (a) All Transfer Taxes incurred as a result of the Spin-Off for which any member of the Parent Tax Group is primarily or in the first instance responsible under applicable Law shall be allocated to Parent and all such Transfer Taxes for which any member of the Spinco Tax Group is primarily or in the first instance responsible under applicable Law shall be allocated to Spinco.

(b) Notwithstanding clause (a) of this Section, if a Transfer Tax would be allocated under clause (a) of this Section to neither Parent nor Spinco or to both Parent and Spinco, then 50% of such Transfer Tax shall be allocated to Parent and 50% of such Transfer Tax shall be allocated to Spinco.

SECTION 2.07. Refunds and Credits. Except to the extent provided in Appendix D, if Parent, Spinco or any of their respective Subsidiaries receives a refund of a Tax for which the other Party is liable (in whole or in part) under this Agreement (a “Refund Recipient”), such Refund Recipient shall pay to the other Party, within 30 days of receipt of such refund, an amount equal to the product of (i) such refund, net of any Taxes and reasonable out-of-pocket expenses incurred in connection with the receipt of such refund, multiplied by (ii) the percentage of such Tax for which the other Party is liable under this Agreement (reduced to the extent such other Party owes but has not yet paid any amount in respect of such Tax under this Agreement). If a Party would be a Refund Recipient but for the fact it elected to apply a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then for purposes of the immediately preceding sentence, such Party shall be treated as a Refund Recipient with respect to such refund, and shall be treated as receiving such refund on the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.

SECTION 2.08. No Duplicative Payment. (a) Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under the Transaction Agreements, and this Agreement will be construed accordingly.

(b) Spinco shall be treated as having paid Taxes for which it is liable under this Agreement to the extent any amounts in respect of such Taxes were either paid by any member of the Spinco Tax Group to Parent or to the applicable Tax Authority or were taken into account in determining the amount of any Intercompany Account settled as part of the Spin-Off, in each case as determined by Parent.

SECTION 2.09. Amount of Indemnity Payments. The amount of any Indemnity Payment shall be (i) reduced to take into account any Tax Benefit actually realized by the indemnitee resulting from the incurrence of the liability in respect of which the Indemnity Payment is made and (ii) increased to take into account any Tax cost actually realized by the indemnitee resulting from the receipt of the Indemnity Payment (including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations, and any Taxes imposed on additional amounts payable pursuant to this clause).

SECTION 2.10. Treatment of Indemnity Payments. Any Indemnity Payment (other than any portion of a payment that represents interest) shall be treated by Parent and Spinco for all Tax purposes as a distribution from Spinco to Parent immediately prior to the Distribution (if made by Spinco to Parent) or as a contribution from Parent to Spinco immediately prior to the Distribution (if made by Parent to Spinco), except as otherwise required by applicable Law or a Final Determination.

ARTICLE III

Preparation and Filing of Tax Returns, Payment of Taxes and Tax Contests

SECTION 3.01. Parent Responsibility for Preparing Tax Returns. Parent shall timely prepare, or cause to be prepared, all Tax Returns of the Parent Tax Group and the Spinco Tax Group for any taxable period beginning before the Distribution Date other than Tax Returns described in Section 3.02. If Spinco is responsible for filing any such Tax Return under Section 3.05(a), Parent shall, subject to Section 3.03, promptly deliver such prepared Tax Return to Spinco reasonably in advance of the applicable filing deadline.

SECTION 3.02. Spinco Responsibility for Preparing Tax Returns. Spinco shall timely prepare, or cause to be prepared, all Tax Returns for the Spinco Tax Group for any taxable period beginning before the Distribution Date if such Tax Returns are of a type that a member of the Spinco Tax Group has historically been responsible for preparing. If Parent is responsible for filing any such Tax Return under Section 3.05(a), Spinco shall, subject to Section 3.03, promptly deliver such prepared Tax Return to Parent reasonably in advance of the applicable filing deadline.

SECTION 3.03. Method of Preparing Tax Returns. Any Tax Return described in Section 3.01 or Section 3.02 shall be correct and complete in all material respects. To the extent that any such Tax Return directly relates to matters for which the other Party is reasonably expected to have an indemnification obligation to the Tax Return Preparer, or that may give rise to a refund to which that other Party would be entitled, under this Agreement, the Tax Return Preparer shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (w) as necessary to reflect the Spin-Off, (x) as required by applicable Law or to correct any clear error, (y) as a result of changes or elections made on any Tax Return of a Parent Consolidated Group that do not relate primarily to Spinco or (z) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a commercially reasonable opportunity to review the relevant portions of the Tax Return; (iv) consider in good faith any reasonable comments made by the other Party; and (v) use commercially reasonable efforts to incorporate, in the portion of such Tax Return related to the other Party’s potential indemnification obligation (or refund entitlement), any reasonable comments made by the other Party relating to the Tax Return Preparer’s compliance with clause (i).

SECTION 3.04. Information Packages. Each Party (i) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary to prepare any Tax Return described in Section 3.01 or 3.02 on a timely basis consistent with the current practices of Parent and its Subsidiaries in preparing Tax Returns and (ii) in so providing such information and assistance, shall use any systems and third-party service providers as are consistent with the current practices of Parent and its Subsidiaries in preparing Tax Returns.

SECTION 3.05. Filing of Tax Returns and Payment of Taxes. (a) Each Party shall execute and timely file, or cause to be executed and timely filed, each Tax Return that it (or one of its Subsidiaries) is responsible for filing under applicable Law and shall timely pay, or cause to be paid, to the relevant Tax Authority any amount shown as due on each such Tax Return. The obligation to make payments pursuant to this Section 3.05(a) shall not affect a Party’s right, if any, to receive payments under Section 3.05(b) or otherwise be indemnified with respect to the applicable Tax liability.

(b) In addition to its obligations under Section 3.03, the relevant Tax Return Preparer shall, no later than fifteen business days before the due date (including extensions) of any Tax Return described in Section 3.01 or 3.02, notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the other Party must indemnify the Tax Return Preparer under this Agreement. The other Party shall pay such amount to the Tax Return Preparer no later than the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.05(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(c) Any notice provided pursuant to Section 3.05(b) shall include a written statement setting forth (i) the aggregate amount of Tax shown as due on the applicable Tax Return and (ii) back-up calculations showing the amount for which the other Party must indemnify the Tax Return Preparer under this Agreement. In the case where any portion of such amount represents income attributable to the ownership of any equity interest in any partnership, other “flowthrough” entity or CFC, the taxable period of which was a Straddle Period, such back-up calculations shall set forth the hypothetical “closing of the books” of such partnership, other “flowthrough” entity or CFC pursuant to Section 2.03(c).

(d) In the case of any Tax Return that is required to be prepared by one Party under this Agreement and that is required by Law to be filed by another Party (or by its authorized representative), the latter Party will not be required to file such Tax Return under this Agreement if there is no substantial authority for the Tax treatment of any material Tax items reported on the Tax Return.

SECTION 3.06. Adjustment Requests (Including Amended Tax Returns). (a) Spinco will not file any Adjustment Request with respect to any Tax for which Parent has an indemnification obligation under this Agreement or that would otherwise reasonably be expected to give rise to a Tax liability for which Parent would be responsible (and for which Parent may not seek indemnification under this Agreement) and Parent will not file any Adjustment Request with respect to any Tax for which Spinco has an indemnification obligation under this Agreement or that would otherwise reasonably be expected to give rise to a Tax liability for which Spinco would be responsible (and for which Spinco may not seek indemnification under this Agreement), in each case without the consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Any Adjustment Request that the Parties consent to make under this Section 3.06 will be prepared by the Tax Return Preparer for the Tax Return to be adjusted.

(b) Spinco and its Affiliates will make any available elections to waive the right to carry back any Tax attributes of any member of the Spinco Tax Group from any Post-Distribution Period to any Pre-Distribution Period of such member and will not make any affirmative election to claim any such carryback.

SECTION 3.07. Tax Contests. (a) Parent or Spinco, as applicable, shall, within 30 days of becoming aware of any Tax Contest (including a Transaction Tax Contest) that could reasonably be expected to cause the other Party to have an indemnification obligation (or refund entitlement) under this Agreement, notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.07(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) Parent and Spinco each shall have the exclusive right to control the conduct and settlement of any Tax Contest, other than a Transaction Tax Contest, relating to any Tax Return that it is responsible for preparing pursuant to Section 3.01 or 3.02, as applicable. Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause a Party to have an indemnification obligation (or refund entitlement) under this Agreement, then (i) the Indemnifying Party shall have the right to share joint control over the conduct and settlement of that portion or aspect and (ii) whether or not the Indemnifying Party exercises that right, the Indemnitee shall not accept or enter into any settlement without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

(c) Parent and Spinco shall have the right to control jointly the conduct and settlement of any Transaction Tax Contest. Notwithstanding the foregoing, Parent shall be entitled to control exclusively the conduct and settlement of any Transaction Tax Contest if Parent notifies Spinco that (notwithstanding the rights and obligations of the Parties under this Agreement) Parent agrees to pay (and indemnify Spinco against) any Transaction Taxes resulting from such Transaction Tax Contest.

(d) In any case where the Parties control jointly the conduct and settlement of any Tax Contest (or portion or aspect thereof): (i) neither Party shall accept or enter into any settlement of such Tax Contest (or the relevant portion or aspect thereof) without the consent of the other Party (not to be unreasonably withheld, conditioned or delayed), (ii) both Parties shall have a right to review and consent (not to be unreasonably withheld, conditioned or delayed) to any correspondence or filings to be submitted to any Tax Authority with respect to such Tax Contest (or the relevant portion or aspect thereof) and (iii) both Parties shall have the right to attend any formally scheduled meetings with any Tax Authority or hearings or proceedings before any judicial authority, in each case with respect to such Tax Contest (or the relevant portion or aspect thereof).

SECTION 3.08. Expenses and Applicability. (a) Each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Transaction Taxes, which shall be governed by Article II.

(b) This Article III shall not apply before the Distribution.

ARTICLE IV

Tax Matters Relating to the Spin-Off

SECTION 4.01. Mutual Representations. Each Party represents that it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, after consultation with a Tax Advisor, (i) is inconsistent with the qualification of any step of the Internal Transactions, the Contribution or the Distribution for its Intended Tax Treatment or (ii) would adversely affect the effectiveness or validity any Ruling that has been requested or received from the IRS.

SECTION 4.02. Mutual Covenants. (a) Each Party shall use its reasonable best efforts to cause the Cravath Tax Opinion to be issued, including by executing the Tax Opinion Representations requested by Cravath that are true and correct.

(b) Except as otherwise expressly required or permitted by the Transaction Agreements, after the Distribution neither Party shall take or fail to take, or cause or permit its respective Subsidiaries to take or fail to take, any action, if such action or omission would be inconsistent with its Tax Opinion Representations or the Intended Tax Treatment.

SECTION 4.03. Termination of Tax Sharing Agreements. Prior to the Distribution, the Parties shall terminate all Tax allocation or sharing agreements that are exclusively between one or more members of the Spinco Tax Group, on the one hand, and one or more members of the Parent Tax Group, on the other hand (other than this Agreement). Upon withdrawal, all rights and obligations under such agreements shall cease.

SECTION 4.04. Restricted Actions. (a) Subject to Section 4.05, during the period that begins on the Distribution and ends on the second anniversary of the Distribution Date (the “Restricted Period”), Spinco will not (and will not cause or permit its Subsidiaries to), in any transaction or series of transactions:

(i) liquidate or partially liquidate Spinco or any other member of the Spinco Tax Group, whether by merger, consolidation, conversion or otherwise;

(ii) enter into or cause or permit any Proposed Acquisition Transaction;

(iii) redeem or otherwise repurchase (directly or indirectly) any Spinco Capital Stock, except to the extent such redemptions or repurchases meet the following requirements: (w) there is a good business purpose for the stock purchases, (x) the stock to be purchased is widely held, (y) the stock purchases will be made on the open market and (z) the aggregate amount of stock purchases will be less than 20% of the total value of the outstanding stock of Spinco (determined on the Distribution Date);

(iv) sell or transfer 50% or more of the gross assets of the Active Trade or Business or 50% or more of the consolidated gross assets that Spinco and its Subsidiaries held immediately before the Distribution (provided, however, that the foregoing shall not apply to (w) sales, transfers or dispositions of assets in the Ordinary Course of Business, (x) payments of cash to acquire assets from an unrelated Person in an arm’s length transaction, (y) sales, transfers or dispositions of assets to a Person that is disregarded as an entity separate from the transferor for U.S. Federal income Tax purposes or (z) any mandatory or optional repayments (or prepayments) of any indebtedness of Spinco or any of its Subsidiaries); or

(v) cause or permit Spinco and its Subsidiaries to cease to operate the Active Trade or Business in a manner substantially consistent with the operation of the Active Trade or Business immediately before the Distribution.

(b) (i) For purposes of this Agreement, “Proposed Acquisition Transaction” means any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, Spinco Capital Stock that, when combined with any other acquisitions of Spinco Capital Stock that occur after the Distribution (but excluding any other acquisition described in clause (ii)) comprises 20% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in Spinco for U.S. Federal income Tax purposes immediately after such transaction or, in the case of a series of related transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of Spinco Capital Stock and any amendment to the certificate of incorporation (or other organizational documents) of Spinco shall be treated as an indirect acquisition of Spinco Capital Stock by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in Spinco for U.S. Federal income Tax purposes increases by vote or value.

(ii) Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (y) transfers on an established market of Spinco Capital Stock that are described in Safe Harbor VII of Section 1.355-7(d) of the Regulations or (z) issuances of Spinco Capital Stock that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations; provided, that such transaction or series of transactions shall constitute a Proposed Acquisition Transaction if meaningful factual diligence is necessary to establish that Section 4.04(b)(ii)(y) or (z) applies.

(c) If Spinco merges or consolidates with another Person to form a new Person, references in this Agreement to Spinco shall be to that new Person and Spinco Capital Stock shall refer to the capital stock or other relevant instruments or rights of that new Person.

(d) The provisions of this Section 4.04, including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355 of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355 of the Code or the Regulations thereunder shall be incorporated into this Section 4.04 and its interpretation.

SECTION 4.05. Consent To Take Certain Restricted Actions. (a) Spinco may (and may cause or permit its Subsidiaries to) take an action otherwise prohibited under Section 4.04(a) if, prior to taking such action, Parent provides consent. Parent may not withhold its consent if Spinco has provided it with Satisfactory Guidance.

(b) For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion, at the election of Spinco, in either case satisfactory to Parent in both form and substance, including with respect to any underlying assumptions or representations and any legal analysis contained therein, and concluding that the proposed action will not cause any step of the Internal Transactions, the Contribution or the Distribution to fail to qualify for its Intended Tax Treatment for U.S. Federal income Tax purposes.

(c) For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by Parent. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions/Rulings, unless such reliance would be unreasonable under the circumstances, and shall assume that each step of the Internal Transactions, the Contribution and the Distribution would have qualified for its Intended Tax Treatment for U.S. Federal income Tax purposes if the action in question did not occur.

SECTION 4.06. Procedures Regarding Opinions and Rulings. (a) If Spinco notifies Parent that it desires to take a restricted action described in Section 4.04(a) and seeks Satisfactory Guidance for purposes of Section 4.05, Parent, at the request of Spinco, shall use commercially reasonable efforts to expeditiously obtain, or assist Spinco in obtaining, such Satisfactory Guidance. Notwithstanding the foregoing, Parent shall not be required to take any action pursuant to this Section 4.06(a) if, upon request, Spinco fails to certify that all information and representations relating to Spinco or any Subsidiary of Spinco in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. Spinco shall reimburse Parent for all reasonable out-of-pocket costs and expenses incurred by Parent or any Subsidiary of Parent in obtaining Satisfactory Guidance within 30 days after receiving an invoice from Parent therefor.

(b) Parent shall have the right to obtain a Ruling, any other guidance from any Tax Authority or an opinion of Tax counsel or an accounting firm relating to the Spin-Off at any time in Parent’s sole discretion. Spinco, at the request of Parent, shall use commercially reasonable efforts to expeditiously obtain, or assist Parent in obtaining, any such Ruling, other guidance or opinion; provided, however, that Spinco shall not be required to make any representation or covenant that it does not reasonably believe is (and will continue to be) true, accurate and consistent with historical facts. Parent shall reimburse Spinco for all reasonable out-of-pocket costs and expenses incurred by Spinco or any Subsidiary of Spinco in obtaining a Ruling, other guidance or opinion requested by Parent within 30 days after receiving an invoice from Spinco therefor.

(c) Parent shall have exclusive control over the process of obtaining any Ruling or other guidance from any Tax Authority concerning the Spin-Off, and Spinco shall not independently seek any Ruling or other guidance concerning the Spin-Off at any time. In connection with any Ruling requested by Spinco pursuant to Section 4.06(a) or that can reasonably be expected to affect Spinco’s liabilities under this Agreement, Parent shall (i) keep Spinco informed of all material actions taken or proposed to be taken by Parent, (ii) reasonably in advance of the submission of any ruling request provide Spinco with a draft thereof, consider Spinco’s comments on such draft and provide Spinco with a final copy thereof and (iii) provide Spinco with notice reasonably in advance of, and (subject to the approval of the IRS) permit Spinco to attend, any formally scheduled meetings with the IRS that relate to such Ruling.

(d) Notwithstanding anything herein to the contrary, Spinco shall not seek a ruling with respect to a Pre-Distribution Period (whether or not relating to the Spin-Off) if Parent determines that there is a reasonable possibility that such action could have a material adverse impact on Parent or any Subsidiary of Parent.

SECTION 4.07. Notification and Certification Regarding Certain Acquisition Transactions. (a) If Spinco proposes to enter into any 10% Acquisition Transaction or take any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the 30-month period following the Distribution Date, Spinco shall undertake in good faith to provide Parent, no later than 30 days following the signing of any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without written agreement, with a written description of such transaction (including the type and amount of Spinco Capital Stock to be acquired) and a brief explanation as to why Spinco believes that such transaction does not result in the application of Section 355(a)(1)(B) or 355(e) of the Code to the Spin-Off.

(b) For purposes of this Agreement, “10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 20%.

SECTION 4.08. Tax Reporting of the Spin-Off. The Tax Returns of Parent, Spinco and their respective Affiliates will report the Tax items relating to the Spin-Off consistent with the Intended Tax Treatment and this Agreement, unless otherwise required by applicable Law or a Final Determination.

SECTION 4.09. Actions after the Distribution on the Distribution Date. Spinco will not take any action on the Distribution Date after the Distribution that is outside the ordinary course of business of Spinco.

SECTION 4.10. Actions after the Distribution Date for Remainder of Calendar Year. (a) From and after the Distribution Date, Spinco and its Subsidiaries shall not, without the prior consent of Parent, engage in, enter into, undertake or cause or permit any Non-US Spinco Member to engage in, enter into, or undertake any of the following actions or series of actions having an effective date on or before January 1 of the calendar year immediately following the calendar year in which the Distribution Date occurs:

(i) A distribution, whether in the form of a dividend, return of capital or otherwise;

(ii) A redemption or other repurchase (directly or indirectly) of any shares of capital stock of any Non-US Spinco Member;

(iii) Any loan or series of loans that would reasonably be expected to result in an inclusion under Section 956 of the Code;

(iv) Any merger, consolidation, amalgamation, combination, demerger, liquidation, conversion or other corporate restructuring having similar effect;

(v) A sale of assets to any Subsidiary of Spinco or to any unrelated party;

(vi) A sale of any shares of any Subsidiary of Spinco to any other Subsidiary of Spinco or to any unrelated party;

(vii) The filing of a U.S. Internal Revenue Service Form 8832 with respect to any Non-US Spinco Member or any other action that would reasonably be expected to change the U.S. entity classification of any Non-US Spinco Member; or

(viii) Any similar actions or transactions outside of the Ordinary Course of Business of any Non-US Spinco Member that would reasonably be expected to impact the earnings and profits as determined for U.S. Federal income Tax purposes of any Non-US Spinco Member.

(b) During the Restricted Period, no member of the Spinco Tax Group shall engage in, enter into, undertake or cause or permit any action or series of actions that it knows or reasonably would expect to result in the incurrence of Reorganization Taxes in excess of the amount of Reorganization Taxes allocated to Parent under the first sentence of Section 2.05.

SECTION 4.11. Protective Section 336(e) Election. Parent will make a valid protective election under Section 336(e) of the Code and Section 1.336-2(j) of the Regulations (and any similar provision of U.S. state or local Law) in connection with the Distribution. Accordingly, the Parties agree that this Agreement constitutes a written, binding agreement to make a protective election under Section 336(e) of the Code as contemplated by Section 1.336-2(h)(1)(i) of the Regulations. Spinco will cooperate with Parent to facilitate the making of such election.

ARTICLE V

Procedural Matters

SECTION 5.01. Cooperation. Each Party shall cooperate (and cause their respective Subsidiaries to cooperate) with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(i) retaining until the expiration of the relevant statute of limitations (including extensions) records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement;

(ii) providing the other Party reasonable access to Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement; and

(iii) notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

SECTION 5.02. Indemnification Claims and Payments. (a) An Indemnitee shall be entitled to make a claim for payment with respect to Taxes under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonable accuracy the amount of such payment. Except as otherwise provided in Section 3.05(b), the Indemnitee shall provide to the Indemnifying Party notice of such claim within 60 business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

(b) Except as otherwise provided in Section 3.05(b), the Indemnifying Party shall make the claimed payment to the Indemnitee within 60 days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(c) A failure by an Indemnitee to give notice as provided in Section 3.05(b) or 5.02(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(d) Nothing in this Section 5.02 shall prejudice a Party’s right to receive payments pursuant to Section 3.05(b).

SECTION 5.03. Tax Disputes. Notwithstanding Section 6.02, this Section 5.03 shall govern the resolution of any dispute arising between the Parties in connection with this Agreement, other than a dispute (i) relating to liability for Transaction Taxes or (ii) in which the amount of liability in dispute exceeds $5 million (a “Tax Dispute”). The Parties shall negotiate in good faith to resolve any Tax Dispute for 45 days (unless earlier resolved). Upon notice of either Party after 45 days, the matter will be referred to a Tax Advisor acceptable to both Parties. The Tax Advisor may, in its discretion, obtain the services of any third party necessary to assist it in resolving the Tax Dispute. The Parties shall instruct the Tax Advisor to furnish notice to each Party of its resolution of the Tax Dispute as soon as practicable, but in any event no later than 60 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Tax Advisor shall be shared equally by the Parties. If, having determined that a Tax Dispute must be referred to a Tax Advisor, after 45 days the Parties are unable to find a Tax Advisor willing to adjudicate the Tax Dispute in question and that the Parties in good faith find acceptable, then this Section 5.03 shall cease to apply to that Tax Dispute.

ARTICLE VI

Miscellaneous

SECTION 6.01. Counterparts; Entire Agreement. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b) This Agreement and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. In the event of any inconsistency between this Agreement and the Separation Agreement or any other agreements relating to the Spin-Off, the provisions of this Agreement will control. For the avoidance of doubt, any Conduent Liability that is a contractual Liability relating to Taxes relating to, arising out of or resulting from any terminated, divested or discontinued business or operation of the BPO Business is governed by the Separation Agreement.

SECTION 6.02. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 6.03. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party.

SECTION 6.04. Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 6.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Parent, to:

Xerox Corporation

P.O. Box 4505, 45 Glover Avenue

Norwalk, CT 06850

Attn:

email:

Facsimile:

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn:	Robert I. Townsend III
Lauren Angelilli
Eric L. Schiele
O. Keith Hallam III
email:	rtownsend@cravath.com
langelilli@cravath.com
eschiele@cravath.com
khallam@cravath.com

Facsimile: 212-474-3700

If to Spinco, to:

Conduent Incorporated

Attn:

e-mail:

Facsimile:

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn:	Robert I. Townsend III
Lauren Angelilli
Eric L. Schiele
O. Keith Hallam III
email:	rtownsend@cravath.com
langelilli@cravath.com
eschiele@cravath.com
khallam@cravath.com

Facsimile: 212-474-3700

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 6.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 6.07. Expenses. Regardless of whether the Spin-Off is consummated, except as otherwise expressly provided in the Transaction Agreements, each of the Parties will pay its own expenses incident to this Agreement.

SECTION 6.08. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.09. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 6.10. Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 6.11. Specific Performance. Subject to Section 6.16, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 6.12. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 6.13. Interpretation. The rules of interpretation set forth in Section 11.14 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH STEP OF THE INTERNAL TRANSACTIONS, THE CONTRIBUTION AND THE DISTRIBUTION QUALIFIES FOR ITS INTENDED TAX TREATMENT FOR U.S. FEDERAL INCOME TAX PURPOSES AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

SECTION 6.14. Late Payments. Any amount owed by one Party to another Party under this Agreement that is not paid when due will bear interest at a rate of 2.0% per annum from the due date of the payment to the date paid.

SECTION 6.15. Further Assurances. The Parties will execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Party and its Subsidiaries and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of the other Party in accordance with Section 3.07.

SECTION 6.16. Termination. This Agreement will be automatically terminated at any time before the Distribution if the Separation Agreement is terminated. In the event of the termination of this Agreement pursuant to this Section 6.16, this Agreement, except for the provisions of this Section 6.16, will become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders.

SECTION 6.17. Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by Section 7.09 of the Separation Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

XEROX CORPORATION,

by
Name:
Title:

CONDUENT INCORPORATED,

by
Name:
Title: